EXHIBIT 99.1

News Release

TranSwitch Appoints Communications Semiconductor Industry Veteran as Chief Executive Officer

Dr. Santanu Das, Founder and CEO, to Step Down From the Company After Twenty Years of Dedicated Service

SHELTON, CT – November 9, 2009 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that   Dr. M. Ali Khatibzadeh has been appointed as the Company’s President and Chief Executive Officer, succeeding Dr. Santanu Das. Dr. Khatibzadeh’s appointment will become effective on December 1, 2009. Dr. Das, who is a founder of the Company and has been the CEO since its inception, has decided to resign after twenty years of dedicated service.

Dr. Khatibzadeh, who is 49 years old, was most recently an executive at Anadigics, Inc. (NASDAQ: ANAD) and has more than 22 years of experience in the communications semiconductor industry.  At Anadigics, he was Sr. Vice President and General Manager responsible for Wireless and RF Products business units addressing Cellular, WiFi, WiMAX, CATV and Infrastructure markets.

“Ali is a brilliant technologist with proven operating experience and I am confident that he will be able to build upon the foundation we have created and will take the Company to new heights,” commented Dr. Das.

“We are very pleased that Dr. Ali Khatibzadeh will be joining the Company as President and Chief Executive Officer of TranSwitch Corporation. Ali has an outstanding record of delivering results and has the executive management and leadership skills needed to drive the Company’s growth initiatives,” said Gerald F. Montry, Chairman of TranSwitch.

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“On behalf of the Board of Directors, I would like to acknowledge the contributions made by Dr. Santanu Das. Santanu is one of the founders of the Company and has led TranSwitch since its inception in 1989.  He is a consummate professional who dedicated himself to positioning TranSwitch as an industry leader.  We thank him for his service to the Company and wish him well in his future endeavors,” concluded Mr. Montry.

“It has been an honor to have led TranSwitch for the past twenty years and I would like to thank the Board of Directors for giving me the opportunity. Above all, I thank all the employees who have worked at TranSwitch during this period for supporting me, and for their dedication and commitment to the Company. TranSwitch is truly a global leader in the communications semiconductor industry and, in the last year, we have been able to remake TranSwitch into a more efficient, growing and profitable company,” concluded Dr. Das.

“I am very excited to join the TranSwitch team and I thank the Board of Directors for its confidence in me. I believe TranSwitch is very well positioned to capitalize on the broadband connectivity mega-trend that is driving telecom infrastructure and consumer spending in the coming years. TranSwitch has an impressive portfolio of Access and Customer Premises Equipment (CPE) solutions for the growing broadband wire-line and wireless communications markets.   I look forward to working with the Board, the management team and all the employees to continue to build on the foundation that Dr. Das and the management team has created and propel TranSwitch forward,” said Dr. Khatibzadeh.

Dr. Khatibzadeh has over twenty-two years of engineering and general management experience in the communications semiconductor industry. Prior to his appointment at TranSwitch, he was Senior Vice President and General Manager of the Wireless Business Unit and most recently RF Product Business Unit of Anadigics. In this role he successfully grew Anadigics market share in 3G cellular space and expanded its worldwide customer base.   Prior to Anadigics, Dr. Khatibzadeh was Director of Technology for Ericsson in its American Business Unit and Worldwide RF IC Design manager at Texas Instruments Wireless Communications Business Unit.

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com

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Dr. Khatibzadeh holds a Ph.D., M.S., and a B.S. in Electrical Engineering as well as a B.S. in Physics from North Carolina State University.

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq: TXCC) designs, develops and markets innovative semiconductors and technologies that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For More Information Contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com